Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-06378, No. 333-103888, No. 333-108149, No. 333-129640, No. 333-129733, No. 333-145041, No. 333-152662, No. 333-157729, No. 333-185886, No. 333-185887, No. 333-185889, No. 333-185890, No. 333-208658, No. 333-208660 and No. 333-208661 each on Form S-8, and Registration Statement No. 333-192115-03 on Form F-3 of our reports dated 29 April 2016 relating to the consolidated financial statements of WPP plc and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting policy) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of WPP plc for the year ended 31 December 2015.

/s/ Deloitte LLP

Deloitte LLP
London, United Kingdom 29 April 2016